Exhibit 99.1

Serena Software Names Joseph Passarello Chief Financial Officer and

Senior Vice President of Finance

REDWOOD CITY, Calif. – May 8, 2012 – Serena Software, the leader in Orchestrated IT solutions, today announced the appointment of Joseph Passarello as its Chief Financial Officer and Senior Vice President of Finance. Mr. Passarello reports directly to John Nugent, Serena’s President and CEO.

Mr. Passarello has an extensive finance background with 20 years’ experience in senior level finance and accounting positions. Mr. Passarello served as the Chief Financial Officer of Aptina Imaging immediately prior to joining Serena and earlier held Chief Financial Officer positions at AMI Semiconductor and Therma-Wave, Inc.

Serena orchestrates IT for enterprise organizations across the end-to-end application delivery lifecycle. IT organizations can coordinate disparate processes, multiple tools and globally distributed teams from initial business request all the way to final production release. Serena helps IT engage more rapidly and accurately with the business, accelerate globally distributed water-scrum-fall development and deliver applications more frequently into production – all while maintaining enterprise visibility and compliance to corporate and regulatory standards.

Supporting Quotes

“I’m excited that Joe has decided to join Serena. I look forward to partnering with him and leveraging his deep business experience as we continue to transform our business for growth,” said John Nugent, President and CEO of Serena Software.

“I look forward to working with John and the rest of the Serena executive team to help drive growth while continuing to serve our customers,” said Joe Passarello. “I believe Serena has a unique opportunity with its rich history to capitalize on its Orchestrated IT initiatives.”

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Helpful Links

•	Serena Software

•	Serena Blog

•	Doug Serena, CIO web miniseries

About Serena Software

Serena Software provides Orchestrated IT solutions to the Global 2000. Serena’s mission is to help enterprises orchestrate their IT operations for tremendous competitive advantage. Its 4,000 active enterprise customers, encompassing almost one million users worldwide, have made Serena the largest independent ALM vendor and are now using Serena to orchestrate IT service management and other vital processes. Headquartered in Silicon Valley, Serena serves enterprise customers from 29 offices in 14 countries. Serena is a portfolio company of Silver Lake Partners, the leader in private investments in technology-enabled industries. For more information on Serena, visit http://www.serena.com.

Media Contact:

Evelyn Tam

Kulesa Faul for Serena Software

(650) 340-1913

evelyn@kulesafaul.com

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